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                                   EXHIBIT 21

                        SUBSIDIARIES OF THE CORPORATION

     The following bank subsidiary is a national bank and is organized under the laws of the United States:

          First National Bank in Manitowoc

     The following non-bank subsidiary is organized under the laws of the State of Wisconsin and is a subsidiary of First National Bank in Manitowoc:

          United Financial Services, Inc. (data center subsidiary)

          Insurance Center of Manitowoc, Inc. (insurance agency subsidiary)

     The following non-bank subsidiary is organized under the laws of the State of Nevada and is a subsidiary of First National Bank in Manitowoc:

          FNBM Investment Corp. (investment subsidiary)